GE Investment Funds, Inc.

Portfolio	Date	Security	Issue Size	Amount Purchased by Account/Fund (Share Amount)	% of Principal Amt of Offering Purchased by Account/Fund (based on share amount)	Amt Purchased as a % of Acount/Fund Assets (based on share amount)	Net Trade Amount	Purchase Price	Commission/Spread/Selling Concession	Aggregate Principal of Offering	CUSIP	Underwriting Syndicate Dealer from Whom Purchased	Affiliated Member of Underwriting Syndicate
Real Estate Securities Fund	2/24/2015	Health Care REIT, Inc.	17,000,000	8,250	0.0485%	0.67%	$ 622,875	$ 75.50	$1.472	$1,283,500,000.00	42217K106	Goldman Sachs	BNY Mellon Capital Markets, LLC